UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2007

Intelligentias, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-124460	20-1703887
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 Twin Dolphin Drive, 6th Floor Redwood City, California		94065
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (650) 632-4526

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K/A

INTELLIGENTIAS, INC.

June 7, 2007

This Amendment amends the Current Report on Form 8-K of Intelligentias, Inc., filed with the U.S. Securities and Exchange Commission on June 7, 2007, relating to the acquisition by Intelligentias of all of the outstanding common stock of Systeam Italy SpA.  This Amendment provides additional information about the business and operations of Intelligentias and Systeam Italy.  As used in this Amendment, the terms “we,” “our,” “us” and similar phrases refer to Intelligentias after giving effect to the acquisition of Systeam Italy.

Item 8.01.  Other Events.

BUSINESS

Overview and Corporate Structure

Intelligentias is positioned to be a leading provider of forensic data retention software for telecommunications companies, Internet service providers (ISPs), businesses and law enforcement agencies.  Data forensics is the near real-time analysis of massive data pools suitable for courts of law, equity or arbitration forums.  Currently, telecom-service providers use our software — which we call our Data Retention Suite, or DRS — to keep track of the telephone calls made by their customers, ISPs use it to keep track of the Internet activities (such as websites visited) of their subscribers, businesses use it to detect security breaches and malicious behavior, and law enforcement agencies use it to detect criminal activities and aid in the prosecution of perpetrators.  Our software, which has been developed, tested and continually enhanced over the last eight years, is already successfully capturing and storing tens of billions of data transactions every day.

In response to law enforcement concerns, governments around the world are enacting strict data retention and related legislation to aid in the monitoring and apprehension of criminals.  Driven by the terrorist attacks in New York and Washington, D.C. on September 11, 2001, in Madrid in March 2004 and in London in July 2005, this trend continues to be strengthened in order to ensure national security and aid in the seizure and arrest of terrorists.  In May 2006, the European Union enacted new Directive 2006/24/EC (the E.U. Data Retention Directive) that mandates the retention of all traffic data generated by fixed and mobile telephony communication, as well as Internet access, Internet telephony and Internet messaging for a period of a minimum of six months to a maximum of two years.  The aim of the E.U. Data Retention Directive and other legislation is to enable law enforcement agencies to quickly investigate and prosecute terrorists, pedophiles, drug dealers and other criminals.  European telecom-service providers and ISPs will need to comply with the obligations contained within the E.U. Data Retention Directive once E.U. member states have enacted the legislation into domestic law.  E.U. member states have until September 15, 2007 to enact the legislation.  Fixed and mobile telephony data retention must be implemented by March 15, 2008.  There is an optional deadline to further enact the provisions regarding Internet access, Internet telephony and e-mail until March 15, 2009.  Failure to comply may result in serious consequences for communications providers.

In the United States, the latest data retention initiative is part of the Internet Stopping Adults Facilitating the Exploitation of Today’s Youth Act of 2007 (the SAFETY Act), introduced in the U.S. Congress by Rep. Lamar Smith (R-Texas) in February 2007.  If enacted as proposed, the SAFETY Act would require ISPs to retain records on subscribers and give the U.S. Attorney General powers to establish retention regulations on subscriber data, with possible fines and prison terms for noncompliance.  The data retention trend has also affected the corporate world.  In the United States, new Federal Rules of Civil Procedure guidelines went into effect as of December 1, 2006.  The rules, set by the U.S. Supreme Court, expand the types of electronically-stored information that companies could be required to produce in a lawsuit.  In the future, we believe companies that do not properly monitor and archive PDAs, e-mails; instant message conversations and other forms of electronic data may be disadvantaged in civil lawsuits.

Because of the E.U. Data Retention Directive mandate, our immediate target customers are domiciled in the European Union countries.  They are medium (5 million subscribers) to large (10 to 15 million plus subscribers) telecom operators and medium (1 million subscribers) to larger (2 to 5 million subscribers) ISPs.  We sell DRS through system integrators including Siemens AG, Italtel and IBM.  These companies integrate our DRS software into telecom-service providers and ISPs.  DRS is already in use by several telecom-service providers and ISPs including Telecom Italia SpA, Telecom Italia Mobile Brazil, FastWeb SpA and 3 Mobile Media Company, and by Ferrovie Dello Stato (the Italian railroad) and the Italian Ministry of Defense.  As more stringent data retention laws are enacted in the United States, Latin America and throughout Asia, we intend to target customers with similar profiles in these regions.

We operate within our industry under the trade name Intelligentias and through our wholly-owned subsidiaries: Retentia, Inc., Investigatia, Inc. and Interceptia, Inc.  Retentia provides homeland security, data retention and forensics software and services.  Investigatia, which we intend to launch later this year, is our data investigation company.  It will focus on fraud detection, identity theft mitigation, identity authentication and verification.  Interceptia, which we also intend to launch later in 2007, is our lawful intercept company.  Interceptia will focus on lawful interception (wiretapping) of telecommunications by law enforcement authorities and intelligence services.

Industry Overview and Target Markets

In response to law enforcement concerns, governments around the world have enacted and are continuing to enact data retention and related legislation to aid law enforcement agencies in the apprehension of criminals.  Spurred by the terrorist attacks in New York and Washington, D.C. on September 11, 2001, in Madrid in March 2004 and in London in July 2005, this trend continues to be strengthened in order to ensure national security and aid in the apprehension of terrorists.  The data retention trend has also affected the corporate world. In the United States, new Federal Rules of Civil Procedure guidelines went into effect as of December 1, 2006.  The rules, set by the U.S. Supreme Court, expand the types of electronically stored information that companies could be required to produce in a lawsuit.  In the future, we believe companies that do not properly monitor and archive PDAs, e-mails, instant message conversations and other forms of electronic data may be disadvantaged in civil lawsuits.

These data retention laws require service providers to retain more data, make them available in near real-time, and to archive them for far longer periods of time than they previously were required.  As a result, telecom operators, ISPs and law enforcement agencies have been seeking to upgrade their infrastructures to meet government mandates.

The European Union, our major market to date, saw the need to create a framework harmonizing, across the member states, the obligations of telecom-service providers and ISPs to retain certain traffic data and make it available to the authorities for the purpose of investigating, detecting and prosecuting serious crimes.  They hope to accomplish this harmonizing through the E.U. Data Retention Directive, discussed more fully under “– Legislation and Government Regulation.” We expect that the E.U. Data Retention Directive will have a significant impact on telecommunication companies and ISPs in that market.

Although most service providers and operators are currently able to fulfill requests from law enforcement agencies, the systems they have in place are not able to comply with the requirements of the E.U. Data Retention Directive.  We believe that these systems cannot accommodate the amount of the data to be stored, their mediation and data retrieval systems are not secure enough, and/or the data may not be readily available online to satisfy pressing law enforcement inquiries.  In the near future, we expect that service providers will be obligated to improve their data retention policies.

These obligations will extend, or have already extended in some countries, to service providers offering access to electronic communication networks, including Internet cafés, public libraries, Wi-Fi hotspot providers and hotels.  The systems to be deployed will have to be state-of-the-art, in terms of security, protection and timely response.  Data must be securely stored and protected from accidental or unlawful access or destruction and, at the same time, be readily available for access and transmission to the law enforcement agencies.  Furthermore, in the case of large operators or service providers with operations in multiple countries that centralize their data retention systems, these systems will need to be compliant with the legislation in each of the countries where the company operates.  The E.U. Data Retention Directive may be enforced differently in each country, which may, in turn, add layers of compliance measures to operators which service subscribers in more than one member state.

We estimate that the cost of implementing such systems will be high.  Costs related to increasing storage capacity, making the data available online, integrating systems and software, and adding solutions that filter and retain Internet access and traffic data will be significant.  In addition, providing the required speed and analysis power will add to the cost of implementing a compliant system.  Finally, there will be consulting costs associated with aggregating a comprehensive solution, especially for large and multi-country operations.

We believe that our DRS solution is the only one that completely adheres to the European Union data directives, is currently up and running and processing billions of transactions a day, and is able to process data retention transactions for substantially less than legacy relational database systems.  To date, our customers have consisted of telecommunication companies, ISPs, large businesses and law enforcement agencies, primarily in the European Union.   As more stringent data retention laws are introduced in the United States, Latin America and throughout Asia, we intend to target customers, with similar profiles, in these regions of strong emerging demand.

Under the E.U. Data Retention Directive alone, we estimate that communications traffic and location data generated by approximately 500 million people will need to be retained.  The U.K.-based Internet Services Provider Association estimates the costs (in order to comply with the E.U. Data Retention Directive) of storing the terabytes of extra data and implementing a quick retrieval system will be approximately £35 million in the first year and £9 million each subsequent year for a large ISP with 1 to 2 million customers.

We are seeking to sell our data retention, lawful interception and investigation software to telecommunication companies, ISPs, law enforcement agencies and corporate enterprises in the European Union, South America and the United States.  We have targeted the telecommunications segment as our initial customer base.  Given our telecommunications experience and our management’s long-standing industry relationships, we believe that we are positioned to be a leader in the telecommunications industry segment, particularly with respect to homeland security applications.  Other attractive target markets include ISPs, enterprises, vehicle movement detection (via license plate capture) and video surveillance.

Products and Services

Our proprietary data retention and forensic software product is known as our Data Retention Suite.  Telecom-service providers use DRS to keep track of the telephone calls made by their customers.  Internet service providers use it to keep track of the websites visited by their customers, corporate enterprises use it to detect security breaches and malicious behavior, and law enforcement agencies use it to detect criminal activities and apprehend perpetrators.  Our DRS software provides for data capture, storage and subsequent forensics examination of multiple data sets, including phone and web-surfing records.  DRS is built on our proprietary file system-based technology that uses less storage space and has faster response times than those of relational database management systems (RDBMS).  It is “purpose-built” and excludes RDBMS technology or licensing requirements.  DRS uses a distributed architecture that allows very large scalability by using low-end, low-cost servers.  It has real-time data analysis and reporting capability, preserves security and access control in complete accordance with the European Union and other directives, requires less hardware and takes less time to install and maintain, making it significantly less expensive than competing systems.

In order to comply with the E.U. Data Retention Directive (once enacted by E.U. member state laws), telecom-service providers companies and ISPs must upgrade their systems to:

•

Keep a record of each phone call,

•

Keep a record of each website visited,

•

Guarantee immediate access to law enforcement of each customer record,

•

Guarantee timely and useful call and message analysis, and

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Retain these records, to be set by each E.U. member state, of between 6 months and 2 years (extendible in limited circumstances).

DRS is designed to address the data retention, call detail records and system scalability concerns of our target markets.  Data retention generally refers to the storage call detail records (CDRs) of telephony and Internet traffic and transaction data by governments and commercial organizations.  In the case of government data retention, the data that are stored are usually those of telephone calls made and received, e-mails sent and received and websites visited.  Location data are also collected.  The new E.U. Data Retention Directive targets fixed, mobile and Internet telephony, as well as Internet access and e-mail.  Providers of publicly-available electronic communications services or of a public communications network must retain essential information such as name, user identifications (user IDs) and addresses of the individuals initiating the communication, as well as those of the targets of such communication.  The time and date of the communication, the mobile equipment used and the geographic location involved must also be recorded and retained.  Retained data must be securely stored and protected against accidental or unlawful destruction, alteration or unauthorized access.  Furthermore, the framework indicates the data should be accessible only to authorized personnel, and the data must be available to competent authorities in specific cases “without undue delay.”  Our DRS solutions in place today have proven processing power and scalability and are processing billions of data records every day.

Our Data Retention Suite is a complete package of software products that manages the processing of requests from law enforcement agencies, using a centralized architecture.  DRS is comprised of three products:  DRS/wm (workflow management), DRS/db (database) and DRS/fs (file systems).  DRS/wm handles all phases of warrant execution, including management of incoming requests, the splitting of services, the actual intercept, management of storage system interfaces and multi-repository virtualization.  DRS/db and DRS/fs provide for the archiving and fast retrieval of traffic stored on database or file systems storage architecture, in a compressed and encrypted format, to meet our performance standards under our service agreements.  DRS/db is completely convergent and data independent, meaning that it accommodates all types of traffic (such as fixed, mobile, Internet and data).  Furthermore, our DRS/fs significantly reduces the amount of storage that is dedicated to data retention.

To achieve compliance with the E.U. Data Retention Directive, traditional and incumbent service providers will likely need to perform major overhauls on their call detail systems.  Solutions addressing the E.U. Data Retention Directive will have to fulfill many requirements and address integration, retention and analysis.  These systems must not only support traditional CDR systems, but also must be ready to support Internet access traffic data in the future.  Telecom operators are used to retaining traffic data (and, in some cases, location data) for commercial purposes such as billing.  However, it is not always the same with respect to Internet data.  Under the E.U. Data Retention Directive, only the required information is to be retained, such as the user ID of the sender and receiver of messages and the calling and called party of Internet telephony.  Appropriate filtering mechanisms therefore must be implemented to avoid retaining content data.

Additionally, storage and access systems must be such that there is either a logical separation of data or a query system to access only allowed data, in accordance with the E.U. Data Retention Directive.  In the case of multiple-country operations, if the operator implements centralized storage and query systems, these systems must be able to adapt to the differences in the implementation of the E.U. Data Retention Directive.  For example, different countries may have different retention periods and the query system must be aware of such differences.  At the same time, the storage solution must be able to selectively dispose of data at different intervals.  Service providers have to develop appropriate processes to ensure that lawful requests for retained data are handled by authorized personnel, and that they are efficiently and satisfactorily fulfilled.  These processes must also address issues such as inaccessibility of data to unauthorized employees, protection of data that must not be disclosed and prevention of accidental disclosure of retained data.

Traditional and incumbent operators face another challenge.  Many existing CDR systems have been built over time and as requirements for tracking records were mandated and service options were expanded.  Consequently, many CDR systems are patchwork systems, assembled and updated at different times, mostly to fulfill the needs of the operator’s own business and the need to comply with the regulatory environment.  Many of these systems were originally built in-house and complemented with third-party systems.  The integration process of the CDR systems is constant for operators.  Adapting current CDR systems to comply with the E.U. Data Retention Directive is possible; however, it will require important systems integration initiatives, as well as a substantial increase in storage capacity to be able to provide timely results.  Current systems do not usually have an inherent segregated data storage capability or extensive security provisioning.  Our DRS solutions in place today have the necessary data capture, storage and subsequent forensics examination capabilities for multiple data sets, including phone and web-surfing records, to meet current CDR system needs.  Our DRS solutions will enable telecommunication companies and ISPs to preserve their investment in legacy systems and still meet the requirements of the E.U. directives.

Under the E.U. Data Retention Directive provisions alone, communication traffic and location data generated by approximately 500 million people will need to be retained.  Service operators across the European Union will be required to store much more data than previously and for longer periods.  Several studies have been conducted by vendors and trade organizations on the amount of data that will be required to be retained.  This depends, of course, on the types of communication services offered.  Regardless, the industry is in agreement that the data will range from tens to hundreds of terabytes, depending on the size of the service provider and the communications services it offers.

Many service operators rely on conventional RDBMS technology to store this data.  Our DRS solution is built on our proprietary file system-based technology that uses less storage space and has faster response times than those of RDBMS.  We estimate that it requires five times less raw data to be stored than a traditional RDBMS, which results in a sizable reduction in customers’ storage requirements and potentially significant cost savings.  DRS also uses a distributed architecture that allows very large scalability by using low-end, low-cost servers.

Originally, our sole product was software and we chose not to pursue a hardware sourcing strategy.  Offering only a partial (software) solution fostered customer resistance and lengthened the sales cycle.  Recently, we decided to bundle our software with pre-sourced hardware, thereby providing a complete turnkey solution.  We expect that this new strategy should significantly increase sales volume and shorten our sales cycle.  We are currently in discussions with a major server vendor and a clustered storage vendor as we seek to implement this strategy.

Growth and Expansion Strategy

Our current focus is to expand Retentia’s business and the penetration of our DRS software in our target markets, notably Europe, the United States, South America, the Middle East and Southeast Asia, particularly as these populated regions adopt and strengthen their data retention laws.  For instance, in the United States, with a population of approximately 300 million people, there are more than 600 million combined landline, cellular and Internet subscribers.  Given current legislative trends, we view the U.S. market as a similarly  rich environment for our data retention software.  We intend to accomplish organic growth by expanding our sales channel, developing our in-house channel support, extending our product line, building our industry position and accelerating our sales and marketing efforts.

We also intend to launch the businesses of our Investigatia and Interceptia subsidiaries later in 2007, which we expect to further broaden our product and service offerings, and provide additional growth opportunities for our company.  Through Investigatia, we are entering the lawful interception product area.  Lawful interception is the actual archiving of the content of telephone calls and the recording of websites visited.  Through Interceptia, we are entering the field of behavioral tracking and data investigation, which encompasses the monitoring and examination of data streams to determine malicious behavior and other potential anomalies.  Its focus is on fraud, identity theft and identity authenticity and verification.

Rather than internally developing software for lawful interception and behavioral tracking, we have elected to acquire companies that are already established in these niche markets.  At the time of this Amendment, we have identified several well-positioned companies as potential acquisition targets.  Areas of specific interest to us are, and will continue to be, data retention, lawful interception, forensic investigation - to detect anomalous behavior - and preemptive analysis, such as bank fraud detection and management.  The companies we have identified provide what we believe are complementary software and/or technology platforms, existing customer bases in various niche or regional markets and trained professional employees.  We recently acquired Datakom GmbH, as discussed below, and we are in discussions with other acquisition targets.  Our contemplated acquisitions are accretive and synergistic, in terms of immediate revenues, business lines, customers and cross-selling opportunities.

On June 7, 2007, we acquired all of the outstanding stock and business activities of Datakom GmbH of Germany for cash consideration of $10,500,000 and 14,000,000 “restricted” shares of our common stock.  Of the cash consideration, $2,000,000 was immediately paid and the remaining $8,500,000 is payable within eight weeks after the distribution of an offering document for our next financing transaction. Datakom develops legal interception and network monitoring software solutions.  For more than 20 years, Datakom has specialized in the network monitoring and intelligence gathering business, with a focus on information sent via telecommunications systems and the Internet.  Datakom will be integrated into our Interceptia subsidiary.

Customers and System Integrators

Our marketing focus is on telecommunications companies, ISPs, law enforcement agencies and corporate enterprise customers, primarily in the European Union initially, with but expanding into the United States and South America.  We sell DRS through system integrators including Siemens AG, Italtel SpA and IBM.  These companies (our direct customers) integrate our DRS software into telecom-service providers and ISPs (our indirect customers).  Our largest customer footprint is in Italy, and early adopters of our DRS software include Telecom Italia SpA, Telecom Italia Mobile Brazil, FastWeb SpA, Ferrovie Dello Stato (the Italian railroad), the Italian Ministry of Defense, 3 Mobile Media Company and many others.

Telecom Italia SpA is Italy’s largest telecom group.  Telecom Italia currently serves approximately 24 million fixed-line subscribers and 33.6 million mobile subscribers in Italy, more than 10 million broadband subscribers in Europe, and approximately 26.3 million mobile subscribers in Brazil.  Telecom Italia has been using our DRS software for IP data retention since 2001.

Telecom Italia Mobile Brazil is part of Telecom Italia.  It provides services in the Brazilian market to more than 26 million subscribers.  Telecom Italia Mobile Brazil has been our customer, through Siemens, our largest system integrator, since 2004.

FastWeb SpA is Italy’s second largest Internet broadband provider and one of the country’s largest fixed-line phone providers.  FastWeb’s principal activity is to provide Internet services such as data transmission, videoconferencing and Internet packages tailored to suit the needs of businesses of different sizes.  This company’s other activities include Internet publications, new coverage and telephone integration development.  FastWeb operates only in Italy.  In March 2007, Swisscom AG made a bid to acquire FastWeb.  We do not believe that any such possible change of control of FastWeb will alter our relationship with that company.  FastWeb has been using our DRS software for IP data retention, through Siemens, since 2006.

Ferrovie Dello Stato, the Italian railroad, is owned by the Italian government, which manages all the Italian railroads and train transportation.  Ferrovie Dello Stato has deployed a GSM network (standard GSM-R) to manage the communications between trains and stations and to allow their employees to communicate with the control center.  This network is subject to the Italian data retention law. Ferrovie Dello Stato has been our customer, through Siemens, since 2006.

The Italian Ministry of Defense, Italy’s defense department, has been our customer since 2005.

3 Mobile Media Company is the fourth largest wireless carrier in Italy, provides 3G communication and has more than 5 million subscribers.  3 Mobile Media has been our customer, through Siemens, since 2002.

Siemens AG is one of the world’s largest and most respected companies in the field of electrical engineering and electronics.  Its more than 470,000 employees develop and manufacture products, design and create systems and plants, and provide customized services.  The company supports customers in some 190 countries with innovative technologies and wide-ranging expertise.  Siemens generates sales in six major business areas:  information and communications, automation and control, power, transportation, medical and lighting.  Siemens is our largest system integrator alliance partner.

Isilon Systems, Inc. is the worldwide leader in clustered storage systems and software for digital content, enabling enterprises to transform data into information.  Isilon’s award-winning family of IQ clustered storage systems combine Isilon’s OneFS operating system software with the latest advances in industry-standard hardware to deliver modular, pay-as-you-grow, enterprise-class storage systems.  Isilon’s clustered storage solutions speed access to critical business information while dramatically reducing the cost and complexity of storing it.  Isilon is one of our technology alliance partners.

IBM is the world’s largest information technology services and consulting provider.  IBM integrates hardware, software, business consulting and IT services into complete solutions for business on a global scale.  IBM is one of our system integrator alliance partners.

Oracle Corp. is one of the world’s leading software products and services companies.  Oracle is one of our technology alliance partners.

SS8 Networks, a privately-held company, is the recognized independent leader in lawful interception and a worldwide provider of regulatory compliant, electronic surveillance solutions.  For nearly 15 years, SS8 has been building networks, futures, cases (for the prosecution) and relationships.  Its comprehensive product portfolio covers all three functions of the de facto lawful intercept architecture:  access, mediation and collection.  The company has deployed proven lawful intercept solutions on all continents, in the networks of the largest wireline, wireless and cable carriers, while also creating non-traditional solutions that include satellite voice carriers, satellite ISPs and Wi-Fi hotspots.  SS8’s installations can intercept over 500 million subscribers and serve over 10,000 law enforcement agents. SS8 is one of our technology alliance partners and is also a reseller of our products.

Nokia  is the world’s leading mobile phone supplier and a leading supplier of mobile and fixed telecom networks including related customer services.  Nokia is one of our system integrator alliance partners.

Revenue Model and Pricing

Our revenue model is based on traditional software licensing.  Upon installation of our Data Retention Suite, we receive an upfront license fee, with annual renewal and maintenance fees (of approximately 20%).  Customer pricing is predicated on the number of data transactions to be processed and stored.  We sell our services in block increments.  For voice, the increments consist of 5 million daily CDRs and, for data, the increments consist of 50 million daily IPDRs.  Our software licensing agreement stipulates the initial transaction volumes.  If and when those volumes are exceeded, the customer is immediately subject to incremental billing.  However, we do extend volume discounts to larger service providers.  Additionally, we charge our customers a premium for custom engineering and development work.  We estimate that our average new licensing contract generates a $2 million initial fee, and that new contracts range from $1 million to $7 million.

Business Pipeline

As the deadline for compliance with the E.U. Directive rapidly approaches, and as other developed and populated regions of the world move toward implementation of similar legislation, our sales opportunities continue to grow.  Our prospective customers include fixed- and wireless-telecommunications companies, ISPs, government agencies and large business enterprises.  We currently have approximately 50 potential licensing opportunities at various stages of development, ranging from “under negotiation” to “quoted orders” to “awaiting booking” to “booked,” as explained below.

“Under negotiation” signifies that we have met with a prospective customer and are preparing a bid proposal.  “Quoted orders” refer to customers with whom there have been detailed meetings, a written proposal has been presented, and we are awaiting a response.  “Awaiting booking” means that we have obtained a verbal order and are waiting for the arrival of a signed purchase order.  Finally, “booked” indicates that we have received a signed purchase order.  The potential arrangements range in size from $300,000 to $3,000,000, and most of these target customers are located in the European Union, the Middle East and South America.  We are also pursuing business prospects in North America.  We cannot assure you that any of these negotiations will result in definitive purchase orders.

Our business pipeline consists of many new relationships and “add-on” opportunities with existing customers.  Our typical sales cycle averages four to six months.  We believe that the cycle will shorten to only a couple of months as we package our software with pre-sourced hardware and as the September 15, 2007 E.U. Data Retention Directive deadline nears.

Sales and Marketing

We primarily sell our software through an outside sales channel of network equipment providers and system integrators, industry consultants, storage and server providers, and by word of mouth.  We support our outside sales channel with in-house technical and sales assistance.  Our in-house sales team has greater product knowledge than our resellers do, while our resellers have long-standing relationships with potential customers.  We believe that our channel partnerships promote marketing efficiency and strategic positioning.  Our current channel partners include network equipment providers and system integrators.  Prospects seeking data retention solutions often make their first inquiries to companies that manufacture telecommunications equipment or ISP hardware, or to those performing system integration services.

We have developed marketing and sales relationships with major corporations in these areas including Italtel (the Italian telecommunications-infrastructure company), IBM, Elsag SpA, Kapsch AG, Unisys Corp., Siemens AG, Reksoft, Nokia Corp., Alcatel-Lucent, Sony Ericsson (a joint venture between Sony Corp. and Telefon AB L.M. Ericsson), Nortel Networks Corp. and many others.  We are seeking to increase the flow of leads from these channels by offering additional vertical business solutions, such as lawful interception and data investigation, later this year.  In addition, the data retention services market has recognized consultants, who also often act as trusted advisors when assisting clients in implementing critical systems.  We are working to develop strategic partnerships with these consultants to create business solutions that have our DRS as their backbone.

Our costs are reduced by the fact that many end-user customers can require the same solution, which enables us to resell the same software to many customers without incurring significant additional costs.  In our sales channel model, the resellers have no viable competitive product offerings.  The captive nature of our sales channel partners also applies throughout our business and to the ultimate end-user as well.  Once we have completed the process of provisioning and deploying our software and equipment and activating a new customer on the DRS system, it becomes arduous to switch to another service provider.

We believe that our sales and marketing strategy accomplishes a number of goals, such as maximizing “feet on the street” with a minimal upfront investment, shortening the ramp-up for delivering products to the prospective customer universe, gaining market entry into remote markets, and creating the “one-to-many” relationships that give our products the widest possible exposure.  With a portion of the proceeds of a financing transaction, we intend to broaden and deepen these channels.  We have already identified companies in Europe, South America and the United States with which we wish to develop sales and marketing relationships, in order to drive revenue opportunities in these attractive markets.

Technology Platform and Intellectual Property

The technology behind our DRS data retention solution provides for data capture, storage and subsequent forensic examination of multiple data sets, including phone and web-surfing records. DRS is built on our proprietary file system-based technology that uses less storage space and has faster response times than those of relational database management systems.  It is “purpose-built” and excludes RDBMS technology or licensing requirements.  DRS uses a distributed architecture that allows very large scalability by using low-end, low-cost servers.  It has real-time data analysis and reporting capability, preserves security and access control in complete accordance with the European Union and other directives, requires less hardware and takes less time to install and maintain.

In implementing DRS, we have engaged and continue to engage in technology partnerships with some of the world’s best-known technology companies, including SS8, Penlink, BEA Systems, Inc., Sunrise Telecom Inc., MicroStrategy Inc., Business Objects S.A. and Oracle Corp.

Our DRS software was engineered and developed independently. We consider it proprietary and confidential, and protected under trade secret laws.  We have no patents on our software or technology.  In the past, we have protected our proprietary and confidential information through a series of non-compete and non-disclosure contracts with our employees and other interested parties.  The law of protection of confidential information effectively allows a perpetual monopoly in secret information, and it does not expire as would a patent.  The lack of formal protection, however, means that a third party is not prevented from independently duplicating and using the secret information once it is discovered.   We do not consider the grant of patents essential to the success of our business.

We have filed trademark applications for our use of the marks Intelligentias, Retentia, Interceptia and Investigatia.  We own the dot.com, dot.net and other URLs for each of our companies.  We do not manufacture our own hardware products.  Hardware that we utilize in our data retention solutions is provided by third-party vendors or directly from manufacturers.

In terms of research and the product development, as technology advances and new hardware equipment becomes available, we develop essential connection software to process the data that these new units produce.  We also continue to improve the software displays (GUI) of our application layer based on ongoing customer feedback and suggestions.

Competition and Competitive Advantages

We believe that our DRS software product has certain significant competitive advantages over other products we have come across.  Notably, we believe that DRS costs less, requires less hardware, takes less time to install and maintain, has proven reliability and scalability, enables real-time reporting, is more secure and meets E.U. Data Retention Directive standards.

Data retention software is typically priced based on the number of data transactions processed per day.  Our sales strategy is to be the lowest cost provider, and because our competition uses less efficient software that requires more databases and hardware, we believe we have a significant pricing advantage.  Our software requires less hardware for several reasons.  We do not require as many databases to process an equal number of data transactions as compared to our competitors.  Fewer databases translate into less hardware and fewer administrators.  In addition, we compress the data we capture so our software requires less storage.

Because of fewer databases and lower hardware requirements, our solution can be installed and maintained in less time.  Our software is already up and running in carrier class installations and scaling to tens of billions of data transactions processed on a daily basis.  Recently, an Italian ISP removed a competing data retention product and replaced it with ours.  The ISP noted that the replacement occurred due to higher reliability and scalability, and cost advantages.  To comply with the E.U. Data Retention Directive, ISPs will have to retain and manage web-surfing data.  The amount of data that they will generate per customer is many times more than that captured and stored by telecommunication companies.  This means that regardless of security and privacy-related issues, we believe that  it would not be financially feasible for ISPs to capture and store this amount of data using traditional or home-grown solutions.

The E.U. Data Retention Directive requires reporting, once a law enforcement inquiry has been made, “without undue delay.”  Our solution returns real-time reports to law enforcement agencies and completely complies with the directive.  Because our competitors’ software requires more databases, requests from law enforcement must be queried across multiple databases.  In turn, our competitors’ responses are more time-consuming to generate.

The E.U. Data Retention Directive also mandates that retained data must be “tamperproof and secure.”  Our software is proprietary and highly tuned as a purpose-built file system.  The system is “write once” and “read many,” or “WORM.”  This means that data captured by our software cannot be tampered with or deleted.  This unique ability sets our DRS solution apart and ahead of those that rely on relational database technology.  The data captured by our competitors’ products are stored in a database.  As such, they can be edited, altered or deleted by the database administrator who, in turn, can then cover the tracks by deleting log files.

Our only known direct competitor is Hewlett-Packard Co. (H-P).  H-P has much better brand recognition than we do.  However, we believe that its solution does not meet the E.U. Data Retention Directive guidelines, is hardware intensive and more expensive than ours.  In addition, H-P to date appears to be more interested in selling H-P hardware than providing a comprehensive data retention software suite.  Other companies have offerings that may compete in some or all aspects of our target market.  These competitors, and other possible new competitors, may have substantially greater financial, personnel and other resources, greater adaptability to changing market needs, longer operating histories and more established relationships than we currently have.

Also, a number of the companies in our target market have their own in-house database systems and development teams, which can be competitive to ours.  In the past, many telecommunications companies put together in-house data forensics solutions, simply by expanding their relational databases and storage infrastructures.  We believe that these are inefficient solutions that became many times more expensive than ours, accomplish far less and are very cumbersome to maintain.  Due to the E.U. Data Retention Directive regarding data security and privacy, we believe that it will no longer be practical for telecommunication companies to use legacy solutions that rely on relational database technologies.  These database systems lack sufficient security and the E.U. Data Retention Directive makes it clear that service providers and their management teams will be liable for lost and/or intentionally deleted data records.

Legislation and Government Regulation

The last few years have seen increased regulatory focus domestically and abroad in data retention, and various regulatory mandates for accessibility to such data by law enforcement agencies, intelligence services and other government actors.  The primary aim of this regulatory focus and related data retention legislation is to enable law enforcement agencies to quickly investigate and prosecute terrorists, pedophiles, drug dealers and other criminals.

These data retention laws require service providers to retain more data, make them available in near real-time, and to archive them for far longer periods of time.  As a result, telecommunications companies, ISPs, law enforcement agencies and corporate enterprises have been seeking to upgrade their infrastructures to meet government mandates.

In the European Union, Directive 2006/24/EC of the European Union  (the E.U. Data Retention Directive) is currently a prime motivating factor behind data retention initiatives.  We expect that more stringent data retention laws will also proliferate in the United States, Latin America and throughout Asia.

E.U. Data Retention Directive

The key purpose of adopting the E.U. Data Retention Directive is to harmonize E.U. member states’ provisions concerning obligations of “communications providers” (providers of publicly-available electronic communications or public telecommunications networks) to retain certain data which are generated or processed by them.  The reason for requiring the retention of this data is to ensure that national security authorities can investigate, detect and prosecute serious crime and, in particular, terrorist activity.

The E.U. Data Retention Directive came into effect on May 3, 2006.  The governments of E.U. member states have until September 15, 2007 to transpose the E.U. Data Retention Directive into national legislation.  If an E.U. member state fails to implement the E.U. Data Retention Directive into national legislation within the time limit provided, the European Commission may bring action against it within the European Courts.  Once the national legislation is in force, communications providers will need to comply with it.

Some E.U. member states may seek permission from the European Commission to implement national legislation at a slightly later date (for example, the United Kingdom has indicated that it will seek permission to bring the U.K. rules into effect on October 1, 2007, rather than September 15, 2007).  It is also not uncommon for some E.U. member states not to implement national legislation within the required time frame. In that event, communications providers may not be obliged to comply with the E.U. Data Retention Directive within these jurisdictions until a later date.  In addition, the E.U. Data Retention Directive contains a provision which allows each E.U. member state to postpone the application of the directive to the retention of Internet communications data until March 15, 2009.  E.U. member states intending to postpone the application of the E.U. Data Retention Directive had to notify the European Commission and Council by way of a declaration.  The following E.U. member states have made such a declaration: the Netherlands, Austria, Estonia, the United Kingdom, Cyprus, Greece, Luxembourg, Slovenia, Sweden, Lithuania, Latvia, Czech Republic, Belgium, Poland, Finland and Germany.  Therefore, in 16 of the 27 E.U. member states, the data retention obligations will not apply to Internet communication data until March 15, 2009.

Several E.U. member states had previously adopted voluntary codes of practice in relation to data retention.  Communications providers active in the European Union may well already be complying with these, pending the implementation of the E.U. Data Retention Directive at national level in E.U. member states.  This legislation was also the subject of some controversy during the adoption procedure within the E.U. institutions.  Two member states (Ireland and Slovakia) voted against the adoption of the E.U. Data Retention Directive.  Ireland has subsequently brought an action against the European Council and Parliament for the E.U. Data Retention Directive to be annulled on the basis that it was adopted under the wrong legal basis.  No date has been set for the case to be heard by the European Court of Justice.  If the E.U. Data Retention Directive is annulled by the European Court of Justice, it may be the case that certain E.U. member states may decide not to implement national regulations or, if national regulations have already been adopted, they may be repealed.

The E.U. Data Retention Directive concerns the following categories of data related to mobile or fixed network telephony and Internet communications data (Internet access, Internet e-mail and Internet telephony):

• data necessary to trace and identify the source of a communication,

• data necessary to identify the destination of a communication,

• data necessary to identify the date, time and duration of a communication,

• data necessary to identify the type of communication,

• data necessary to identify users' communication equipment or what purports to be their equipment, and

• data necessary to identify the location of mobile communication equipment.

E.U. member states must ensure that the categories of data specified in the E.U. Data Retention Directive are retained by communications providers for a minimum period of six months and a maximum period of two years from the date of the communication.  The maximum retention period may be extended “for a limited period” where an E.U. member state faces particular circumstances that warrant such an extension and the European Commission approves the extension.

The E.U. Data Retention Directive also contains certain provisions in relation to data protection and data security.  E.U. member states must ensure that communications providers adhere to minimum standards in relation to data security principles with respect to data retained in accordance with the E.U. Data Retention Directive.

The largest impact of the E.U. Data Retention Directive on telecommunication companies and ISPs (operators) in the European Union is the requirement to store extraordinary amounts of data.  Operators usually retain traffic data for marketing and business purposes, such as billing, and purge them as soon as they are no longer required.  For example, operators do not generally retain data of calls completed but not answered, or calls made to free numbers, since these calls are not charged to the originating number.  The data to be stored in compliance with the data retention regulations are expected to be in the tens of terabytes, if not hundreds of terabytes for larger operators, and for much longer terms.

Data Retention in the United States

In the United States, the latest data retention initiative is part of the Internet Stopping Adults Facilitating the Exploitation of Today’s Youth Act of 2007 (the SAFETY Act), introduced in the U.S. Congress by Rep. Lamar Smith (R-Texas) in February 2007.  If enacted as proposed, the SAFETY Act would require ISPs to retain records on subscribers and give the U.S. Attorney General powers to establish retention regulations on subscriber data, with possible fines and prison terms for noncompliance.

In 1994, the U.S. Congress passed the Communications Assistance for Law Enforcement Act (CALEA) in order “… to make clear a telecommunications carrier’s duty to cooperate in the interception of communications (wiretapping) for law enforcement purposes, and for other purposes.”  The U.S. Congress passed CALEA to aid law enforcement in its effort to conduct surveillance of citizens via digital telephone networks.  CALEA obliges telephone companies to make it possible for law enforcement agencies to tap any phone conversations carried out over its networks, as well as making call detail records available.  The act also stipulates that it must not be possible for a person to detect that his or her conversation is being monitored by the respective government agency.

In March 2004, the U.S. Department of Justice, Federal Bureau of Investigation and Drug Enforcement Agency filed a “Joint Petition for Expedited Rulemaking” in which they requested certain steps to accelerate CALEA compliance.  This petition mainly involved extending the provisions of CALEA to cover citizens’ communications that travel over the Internet.  The CALEA compliance deadline was May 14, 2007, and applies equally to all facilities-based broadband access providers and interconnected VoIP service providers.

CALEA impacts both our Retentia business (DRS can be used for storage and access of CDRs ) and our Interceptia business, to be launched later in 2007 (which will focus on legal interception/wiretapping of telecommunications by law enforcement authorities and intelligence services).

The data retention trend has also affected the corporate world.  As of December 1, 2006, new Federal Rules of Civil Procedure guidelines went into effect in the United States.  The rules, set by the U.S. Supreme Court, expand the types of electronically-stored information that companies could be required to produce in a lawsuit.  In the future, companies that do not properly monitor and archive PDAs, e-mails, instant message conversations and other forms of electronic data may be disadvantaged in civil lawsuits.  According to a recent online survey, executives are ill-prepared for the new rules.  In a November 2006 study by Deloitte Financial Advisory Services, almost 70% of respondents said they require more training on their own corporate record retention policies and procedures.  The respondents included many chief financial officers, tax directors, finance directors, attorneys and controllers.

We believe that the new Federal Rules of Civil Procedure guidelines impact both our Retentia business (DRS can be used for storage and access of corporate enterprise communications) and our Investigatia business (which will focus on fraud detection, identity theft mitigation, identity authentication and verification).

Facilities

We lease approximately 1,000 square feet of space in San Francisco, California, 7,000 square feet of office space in Rome, Italy, and 1,000 square feet of space in London, England.  We pay approximately $3,000, $20,000 and $3,000 per month, respectively, in rent under these leases, which expire in August 2007, February 2010 and February 2008, respectively.  We believe these facilities are adequate for our present level of operations.

Employees

We currently have approximately 75 full-time employees, and believe that our relations with employees are excellent.

Legal Proceedings

We are not involved in any pending or threatened legal proceedings.

ORGANIZATIONAL BACKGROUND AND CORPORATE HISTORY

Founding of Systeam Italy

In 1989, Luigi Caramico, our President, co-founded Systeam Italy SpA in Rome and commenced development of an early version of a software product with data retention and carrier interconnection billing applications for the telecommunications industry.  In August 2003, Systeam Italy was acquired by Xalted, Inc., a company controlled by a private equity firm based in India, through a newly-created California subsidiary, SysteamUS, Inc.  Xalted’s primary interest in Systeam Italy was its carrier interconnection billing software.  At the same time, Mr. Caramico and the Systeam Italy software development team, capitalizing on corporate opportunities in the homeland security industry, continued to develop a full suite of security software products that now addressed homeland security, data retention and forensics applications.  In 2005 and 2006, Mr. Caramico and representatives of Xalted discussed the possibility of splitting up the Systeam intellectual property along these two lines of business.

Merchandise Creations as Successor

During mid-2006, Mr. Caramico assembled a group of investors and operational staff, including Ian Rice, our Interim Chairman and Chief Executive Officer, to acquire (and finance the acquisition of) SysteamUS’s security software assets.  Based on a review of possible acquisition and financing structures, it was determined that Merchandise Creations, Inc., a small publicly-held company in which certain of Mr. Caramico’s investors held minority interests, would serve as the acquisition vehicle for the security software assets.  Merchandise Creations was incorporated in the State of Nevada in October 2004, went public in January 2006, and was originally engaged in the music merchandising and distribution business.

Acquisition of Security Software Assets

On December 9, 2006, Merchandise Creations and SysteamUS entered into a Limited Asset Purchase Agreement, pursuant to which Merchandise Creations acquired all of SysteamUS’s right, title and interest in and to its intangible assets associated with SysteamUS’s security software, including the source codes, patents, trademarks, service marks, copyrights, documentation and technical specifications and related intellectual property, along with written descriptions of the security software.  Merchandise Creations paid SysteamUS $5,850,000 in cash for these assets.  Merchandise Creations filed a Current Report on 8-K dated December 9, 2006, with the SEC reporting the Systeam security software purchase transaction and attaching a copy of the Purchase Agreement.

Vision Opportunity Financing

To finance the acquisition of the security software assets, on December 7, 2006, Merchandise Creations sold an $8,000,000 senior secured convertible promissory note to Vision Opportunity Master Fund, Ltd., and issued Vision a four-year warrant to purchase 9,000,000 shares of common stock at an exercise price of $.01 per share.  The Note and Warrant Purchase Agreement with Vision provided for, among other things, (i) a final maturity date of December 7, 2009, (ii) annual interest at 5% per year, payable in cash quarterly, (iii) conversion at any time prior to maturity into Merchandise Creations’ common stock at $.44 per share, and (iv) a security interest in all of Merchandise Creations’ accounts receivable, personal and fixed property, and general intangibles.  Merchandise Creations filed a Current Report on Form 8-K/A dated December 19, 2006, with the SEC reporting the Vision financing transaction and attaching copies of the relevant loan documents.

Approximately $2,000,000 of the proceeds from the Vision financing were loaned to Systeam Italy in order for Systeam to satisfy tax liabilities, inter-company payables and other outstanding liabilities.

Transition to Intelligentias

Following the security software acquisition, Robert Turner, who was then the sole member of Merchandise Creations’ board of directors, determined to change the company’s business focus from its historical music merchandising activities to the development of a security software business.  Pursuant to board and shareholder action, on December 15, 2006, Merchandise Creations filed an amendment to its Articles of Incorporation in the state of Nevada, changing its corporate name to Intelligentias, Inc.

On December 11, 2006, Merchandise Creations effected a 20-for-1 forward stock split of its outstanding shares of common stock, resulting in 211,860,000 outstanding shares.  Mr. Turner, the beneficial owner of 200,000,000 such shares, sold a total of 64,500,000 shares to (i) Lusk Family Trust (40,700,000 shares, of which 10,000,000 shares were subsequently transferred to Vision Opportunity Master Fund, Ltd.), (ii) Kattegat, Inc. (9,000,000 shares), the owners of which include Luigi Caramico and Mario Mené, our executive officers and members of our board, (iii) Vision Opportunity Master Fund, Ltd. (9,000,000 shares), and (iv) Ian Rice, our Interim Chairman and Chief Executive Officer (4,300,000 shares).  The remaining 125,000,000 shares retained by Mr. Turner were redeemed by Merchandise Creations in consideration for Mr. Turner re-acquiring the historical music distribution business of Merchandise Creations and $20,000 in cash, and such shares were cancelled.

On December 19, 2006, Mr. Turner resigned as our President and sole director, and Ian Rice became our Interim Chairman and Chief Executive Officer, Luigi Caramico became our President and Mario Mené became our Chief Technical Officer.  On March 16, 2007, Messrs. Caramico and Mené joined our board of directors.

During the first quarter of 2007, we transitioned into a publicly-held and reporting company.  We hired employees and established a corporate headquarters in Redwood City, California.

Conversion of Vision Opportunity Note

On March 19, 2007, as a result of negotiations with Vision Opportunity Master Fund, Vision converted the full outstanding balance under its senior secured convertible promissory note, receiving 18,181,818 shares of our common stock.  As an inducement for such early conversion, on March 16, 2007, we also issued 1,750,000 shares of common stock to Vision.  Additionally, Vision exercised a portion of its warrant and received 3,000,000 shares of common stock.  The remaining 6,000,000 shares of common stock  underlying the warrant are exercisable through December 2011.  Finally, as part of this transaction, Vision waived its registration rights in respect of the shares issued or issuable upon conversion of its note and exercise of its warrant.  We filed a Current Report on Form 8-K dated March 16, 2007, with the SEC reporting the conversion of the Vision note and attaching the related letter agreement.

Intelligentias Bridge Financing

During March and April 2007, we raised $650,000 from a small group of accredited investors pursuant to 10% unsecured bridge promissory notes.  The principal and accrued interest under the notes are due and payable upon the earlier of one year after issuance or from the net proceeds of our next financing transaction, but only at such time after a minimum of $4,000,000 in gross proceeds have been received by us, and then at a rate of $.50 for every $1.00 raised above such level.  The proceeds of the bridge financing are being used primarily for working capital and general corporate purposes including development and maintenance costs for our security software intellectual property and payment of year-end public reporting costs and related professional fees.

Acquisition of Full Systeam Italy Operations

On April 26, 2007, we entered into an agreement to purchase all of the outstanding stock of Systeam Italy from SysteamUS for a total purchase price of 2,095,000 euros (or approximately $2,860,000) by assuming inter-company indebtedness for services rendered in the same amount due from SysteamUS to Systeam Italy.  Systeam Italy conducts the worldwide data intelligence software business that is described in this Amendment.  We completed the acquisition of Systeam Italy on June 7, 2007.  Other than the security software intellectual property that we already owned, we acquired the full business operations of Systeam Italy, including its contracts with service providers, strategic alliance partners, network equipment providers and systems integrators, and its office in Rome.  The Systeam Italy subsidiary will be operated under the name Retentia.  We did not acquire the carrier interconnection billing business and intellectual property from SysteamUS, which Xalted will continue to operate under a different name.  We filed a Current Report on Form 8-K/A dated April 30, 2007, with the SEC reporting this acquisition and attaching a copy of the related Stock Purchase Agreement, and we filed a Current Report on Form 8-K dated June 7, 2007, with the SEC reporting the completion of this acquisition.  We are required to amend our Form 8-K by filing the audited historical financial statements of Systeam Italy and pro forma financial statements showing the effect of the acquisition on us.  These financial statements are currently being prepared by our auditors.

Additional Financing by Vision Opportunity

On June 13, 2007, we entered into a Note and Warrant Purchase Agreement with Vision Opportunity Master Fund, Ltd. Pursuant to that purchase agreement, Vision purchased a $3,000,000 Senior Secured Promissory Note due on the earlier of June 13, 2008 or upon receipt of $6,000,000 in net proceeds from our next debt or equity financing. The promissory note bears interest at 12% per annum, is secured by our accounts receivable and other personal and fixed assets, may be prepaid at any time and contains customary events of default and remedies.  As part of the financing transaction, we also issued a warrant to Vision to purchase 5,500,000 shares of our common stock, with an exercise price of $2.05 per share, for a period of seven years. The warrant contains “full-ratchet” anti-dilution protection to Vision during the term of the warrant, but excludes certain events such as issuances of stock in connection with mergers and acquisitions, strategic license agreements, stock option plans and a subsequent financing transaction.   The net proceeds from the financing, following the payment of offering-related expenses, were used by us to complete the Datakom acquisition.  We filed a Current Report on Form 8-K dated June 13, 2007, with the SEC reporting this additional financing by Vision and attaching the related transaction documents.

RISK FACTORS

The following risk factors highlight certain risks relating to our business.

We only recently acquired the full business operations of Systeam Italy, and are currently transitioning them; as a result, we may be subject to some or all of the risks inherent in the establishment of a new business enterprise.  An investment in our company will be more difficult to evaluate than an investment in other companies.

We only recently acquired the full business operations of Systeam Italy, and are currently transitioning those operations to our own.  Through the date of this acquisition, however, we have had limited operations.  As a result of this recent change, we believe our operations may be subject to some or all of the risks inherent in the establishment of a new business enterprise.  The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business with worldwide operations, the commencement of full-scale operations and the competitive security environment in which we intend to operate.  For the year ended December 31, 2006, Systeam Italy had revenues of $6,183,661 and a net loss of $276,077.  We can give no assurance that we will have profitable operations this year or in future years, on an actual basis.

If we do not obtain at least $8,500,000 in net proceeds from a financing transaction, we may not be able to make the contractually required payment to Datakom and we may be forced to slow down our expansion plans, which could cause our results of operations to be stagnant for an indefinite period of time.

Our funding needs are significant in order to make the contractually required payment to Datakom GmbH.  We are required to pay $8,500,000 in cash pursuant to the terms of our agreement to acquire Datakom.  Our existing cash reserves and expected cash receipts will not provide all the funds necessary for the cash portion of the acquisition.  We will require additional funds to complete the Datakom acquisition. In the event of our default on the additional cash payment of $8,500,000, the acquisition can be “unwound” at Datakom’s option.  There can be no assurance that a new financing transaction will occur or result in significant proceeds for us.  If we do not obtain at least $8,500,000 in net proceeds from a financing (or otherwise), we may not be able to make the contractually required payment to Datakom and we may be forced to unwind the Datakom transition and slow down our expansion plans, which could cause our results of operations to be stagnant for an indefinite period of time.

If we are unable to develop new and enhanced products and services that achieve widespread market acceptance, or if we are unable to continually improve the performance, features and reliability of our existing products and services, our business and operating results could be adversely affected.

Our future success depends on our ability to respond to the rapidly changing needs of our customers by developing or introducing new products, product upgrades and services on a timely basis.  We have in the past incurred, and will continue to incur, significant research and product development expenses as we strive to remain competitive.  New product development and introduction involves a significant commitment of time and resources and is subject to a number of risks and challenges including:

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managing the length of the development cycle for new products and product enhancements, which has frequently been longer than we originally expected,

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adapting to emerging and evolving industry standards and to technological developments by our competitors and customers,

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extending the operation of our products and services to new platforms and operating systems,

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entering into new or unproven markets with which we have limited experience,

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managing new product and service strategies,

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incorporating acquired products and technologies, and

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developing or expanding efficient sales channels.

If we are not successful in managing these risks and challenges, or if our new products, product upgrades and services are not technologically competitive or do not achieve market acceptance, we could have expended substantial resources and capital without realizing sufficient revenues in return, and our business and operating results could be adversely affected.

Fluctuations in demand for our products and services are driven by many factors and a decrease in demand for our products could adversely affect our financial results.

We are subject to fluctuations in demand for our products and services due to a variety of factors, including competition, product obsolescence, technological change, budget constraints of our actual and potential customers, level of phone and Internet usage, and other factors.  While such factors may, in some periods, increase product sales, fluctuations in demand can also negatively impact our product sales.  For example, we expect to experience a higher than expected rate of growth in sales of our DRS software that we believe is being spurred by new E.U. data retention directives.  If these laws are repealed or terrorist and other threats fluctuate, the growth rates in sales of our software may be impacted.  If demand for our products declines, our revenues and gross margins could be adversely affected.

We operate in a highly competitive security software environment, and our potential competitors may gain market share in the markets for our products that could adversely affect our business and cause our revenues to decline.

We operate in intensely competitive markets that experience rapid technological developments, changes in industry standards, changes in customer requirements and frequent new product introductions and improvements.  If we are unable to anticipate or react to these competitive challenges or if existing or new competitors gain market share in any of our markets, our competitive position could weaken and we could experience a drop in revenues that could adversely affect our business and operating results.  To compete successfully, we must maintain a successful research and product development effort to develop new products and services and enhance existing products and services, effectively adapt to changes in the technology or product rights held by our competitors, appropriately respond to competitive strategy, and effectively adapt to technological changes.  If we are unsuccessful in responding to our competitors or to changing technological and customer demands, we could experience a negative effect on our competitive position and our financial results.

Our potential competitors may include independent software vendors that offer software products which directly compete with our product offerings.

In addition to competing with independent software vendors directly for sales to end-users of our products, we compete with them for the opportunity to have our products bundled with the product offerings of our strategic partners such as network equipment providers and system integrators.  Our competitors could gain market share from us if any of these strategic partners replace our products with the products of our competitors or if they more actively promote our competitors’ products than our products.  In addition, software vendors who have bundled our products with theirs may choose to bundle their software with their own or other vendors’ software or may limit our access to standard product interfaces and inhibit our ability to develop products for their platform.

Many of our potential competitors have greater financial, technical, sales, marketing and other resources than we do and consequently may have an ability to influence customers to purchase their products instead of ours.

We may also face competition from many smaller companies that specialize in particular segments of the markets in which we compete.  If we fail to manage our sales and distribution channels effectively or if our strategic partners choose not to market and sell our products to their customers, our operating results could be adversely affected.

We sell our products to telecommunication companies, ISPs and other businesses around the world through sales and distribution networks.  Sales through these different channels involve distinct risks, including the loss of our indirect sales channel partners or their inability to generate significant revenue for us, as well as the following:

Direct Sales.  A significant portion of our revenues may be derived from our direct sales approach to end-users. Special risks associated with this sales channel include:

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longer sales cycles associated with direct sales efforts,

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difficulty in hiring, retaining and motivating our direct sales force, and

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substantial amounts of training for sales representatives to become productive, including regular updates to cover new and revised products.

Indirect Sales Channels.  A significant portion of our revenues may be derived from sales through indirect channels, including network equipment providers and system integrators that may sell our products to end-users. This channel involves a number of risks, including:

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our lack of control over the timing of delivery of our products to end-users,

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our resellers and distributors are not subject to minimum sales requirements or any obligation to market our products to their customers,

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our reseller and distributor agreements are generally non-exclusive and may be terminated at any time without cause, and

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in the future, our channel partners may distribute competing products and may, from time to time, place greater emphasis on the sale of these products due to pricing, promotions and other terms offered by our potential competitors.

If the E.U. data retention directives and other laws and regulations that are driving sales of our DRS software are not implemented as expected, or are modified or repealed, or terrorist and other threats subside, the growth in sales of our software may be impacted.  If demand for our products declines, our revenues and gross margins could be adversely affected.

The governments of E.U. member states have until September 15, 2007 to transpose the E.U. Data Retention Directive into national legislation.  It is not uncommon for some E.U. member states not to implement national legislation within the required time frame.  In that event, communications providers may not be obliged to comply with the E.U. Data Retention Directive within these jurisdictions until a later date.  In addition, the E.U. Data Retention Directive contains a provision which allows each E.U. member state to postpone the application of the directive to the retention of Internet communications data until March 15, 2009.  In 16 of the 27 E.U. member states, the data retention obligations will not apply to Internet communication data until March 15, 2009.  This legislation was also the subject of some controversy during the adoption procedure within the E.U. institutions.  Two member states (Ireland and Slovakia) voted against the adoption of the E.U. Data Retention Directive. Ireland has subsequently brought an action against the European Council and Parliament for the E.U. Data Retention Directive to be annulled on the basis that it was adopted under the wrong legal basis.  No date has been set for the case to be heard by the European Court of Justice.  If the E.U. Data Retention Directive is annulled by the European Court of Justice, it may be the case that certain E.U. member states may decide not to implement national regulations or, if national regulations have already been adopted, they may be repealed.  In the United States, with respect to the Internet Stopping Adults Facilitating the Exploitation of Today’s Youth Act of 2007 (the SAFETY Act) introduced in the U.S. Congress by Rep. Lamar Smith (R-Texas) in February 2007, there is no guarantee that the proposed legislation will be enacted as proposed, or even enacted at all.  Similar legislation has been introduced previously and has not made it to the floor for a vote in the U.S. Congress or been enacted.  If the new E.U. data retention directives and other laws and regulations that are driving sales of our DRS software are not implemented as expected, or are modified or repealed, or terrorist and other threats subside, the growth in sales of our software may be impacted.  If demand for our products declines, our revenues and gross margins could be adversely affected.

We have grown, and may continue to grow, through acquisitions that give rise to unique risks and challenges that could adversely affect our future financial results.

We have in the past acquired, and we expect to acquire in the future, other businesses, products and technologies. Acquisitions involve a number of special risks and challenges, including:

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complexity, time and costs associated with the integration of acquired business operations, workforce, products and technologies into our existing business, sales force, employee base, product lines and technology,

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diversion of management time and attention from our existing business and other business opportunities,

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loss or termination of employees, including costs associated with the termination or replacement of those employees,

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assumption of debt or other liabilities of the acquired business, including litigation related to alleged liabilities of the acquired business,

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the incurrence of acquisition-related debt, as well as increased expenses and working capital requirements,

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dilution of stock ownership of existing stockholders, or earnings per share,

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increased costs and efforts in connection with compliance with Section 404 of the Sarbanes-Oxley Act,

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substantial accounting charges for restructuring and related expenses, write-off of in-process research and development, impairment of goodwill, amortization of intangible assets and stock-based compensation expense, and

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integrating acquired businesses has been and will continue to be a complex, time-consuming and expensive process, and can impact the effectiveness of our internal controls over financial reporting.

If integration of our acquired businesses is not successful, we may not realize the potential benefits of an acquisition or undergo other adverse effects that we currently do not foresee. To integrate acquired businesses, we must implement our technology systems in the acquired operations and integrate and manage the personnel of the acquired operations.  We also must effectively integrate the different cultures of acquired business organizations into our own in a way that aligns various interests, and may need to enter new markets in which we have no or limited experience and where competitors in such markets have stronger market positions.

Any of the foregoing, and other factors, could harm our ability to achieve anticipated levels of profitability from acquired businesses or to realize other anticipated benefits of acquisitions.  In addition, because acquisitions of technology companies are inherently risky, no assurance can be given that our previous or future acquisitions will be successful and will not adversely affect our business, operating results or financial condition.

Our European and international operations involve risks, including coordination of resources across borders, potential political changes and local economic conditions, that could increase our expenses, adversely affect our operating results and require increased time and attention of our management.

We derive a substantial portion of our revenues from customers located outside of the United States and we have significant operations outside of the United States, including engineering, sales, customer support and production. We plan to expand our international operations, but such expansion is contingent upon the financial performance of our existing international operations, as well as our identification of growth opportunities. Our international operations are subject to risks in addition to those faced by our domestic operations, including:

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potential loss of proprietary information due to misappropriation or laws that may be less protective of our intellectual property rights,

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requirements of foreign laws and other governmental controls, including trade and labor restrictions and related laws that reduce the flexibility of our business operations,

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regulations or restrictions on the use, import or export of encryption technologies that could delay or prevent the acceptance and use of encryption products and public networks for secure communications,

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central bank and other restrictions on our ability to repatriate cash from our international subsidiaries or to exchange cash in international subsidiaries into cash available for use in the United States,

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fluctuations in currency exchange rates and economic instability such as higher interest rates in the United States and inflation that could reduce our customers’ ability to obtain financing for security software products or that could make our products more expensive in certain countries,

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limitations on future growth or inability to maintain current levels of revenues from international sales if we do not invest sufficiently in our international operations,

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longer payment cycles for sales in foreign countries and difficulties in collecting accounts receivable,

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difficulties in staffing, managing and operating our international operations, including difficulties related to administering our stock option plan in some foreign countries,

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difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations,

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seasonal reductions in business activity in the summer months in Europe and in other periods in other countries,

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costs and delays associated with developing software in multiple languages, and

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political unrest, war or terrorism.

A significant portion of our transactions are effected outside of the United States and are denominated in foreign currencies, which subjects us to foreign currency exchange risk.

A significant portion of our present transactions are effected outside of the United States and denominated in foreign currencies, especially the euro.  We expect our future operating results will continue to be subject to fluctuations in foreign currency rates.

Our products are complex and operate in a wide variety of infrastructure configurations, which could result in errors or product failures and harm our customers’ businesses.

Because we offer very complex products, undetected errors, failures or bugs may occur, especially when products are first introduced or when new versions are released.  Our products are often installed and used in scale computing environments with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures in our products or may expose undetected errors, failures or bugs in our products.  Our customers’ infrastructure environments are often characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming.  In addition, despite testing by us and others, errors, failures or bugs may not be found in new products or releases until after commencement of commercial shipments.  Errors, failures or bugs in products released by us could result in negative publicity, product returns, loss of or delay in market acceptance of our products, loss of competitive position or claims by customers or others.  Many of our end-user customers use our products in applications that are critical to their businesses and may have a greater sensitivity to defects in our products than to defects in other, less critical, software products. In addition, if an actual or perceived breach of information integrity or availability occurs in one of our end-user customer’s systems, regardless of whether the breach is attributable to our products, the market perception of the effectiveness of our products could be harmed.  Alleviating any of these problems could require significant expenditures of capital or other resources and could cause interruptions, delays or cessation of our product licensing, which could cause us to lose existing or potential customers and could adversely affect our operating results.

We may not be able to retain our key personnel who we need to succeed and qualified security software programmers are extremely difficult to attract.

Our future success depends upon our ability to recruit and retain our key management, technical, sales, marketing, finance and other critical personnel.  Our officers and other key personnel are employees-at-will, and we cannot assure you that we will be able to retain them.  Competition for people with the specific skills that we require is significant. In order to attract and retain personnel in a competitive marketplace, we believe that we must provide a competitive compensation package, including cash and equity-based compensation. The volatility in our stock price may from time to time adversely affect our ability to recruit or retain employees.  Although we expect to adopt a stock option plan for employees in the future, we currently have no such plan at this time.  If we are unable to hire and retain qualified employees, or conversely, if we fail to manage employee performance or reduce staffing levels when required by market conditions, our business and operating results could be adversely affected.

The loss of any key employee could result in significant disruptions to our operations, including adversely affecting the timeliness of product releases, the successful implementation and completion of company initiatives, the effectiveness of our disclosure controls and procedures and our internal controls over financial reporting, and the results of our operations. In addition, hiring, training and successfully integrating replacement sales and other personnel could be time-consuming, may cause disruptions to our operations and may be unsuccessful.

Our products employ proprietary information and technology which may infringe on the intellectual property rights of third parties.

We have no patents on our software and technology.  We seek to protect our proprietary rights through a combination of confidentiality agreements and procedures and through copyright, trademark and trade secret laws.  However, all of these measures afford only limited protection and may be challenged, invalidated or circumvented by third parties.  Third parties may copy all or portions of our products or otherwise obtain, use, distribute and sell our proprietary information without authorization.  Third parties may also develop similar or superior technology independently.  Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States, and we may be subject to unauthorized use of our products in those countries. The unauthorized copying or use of our products or proprietary information could result in reduced sales of our products.  Any legal action to protect proprietary information that we may bring or be engaged in with a strategic partner or vendor could adversely affect our ability to access software, operating system and hardware platforms of such partner or vendor, or cause such partner or vendor to choose not to offer our products to their customers.  In addition, any legal action to protect proprietary information that we may bring or be engaged in may distract management from day-to-day operations, and may lead to additional claims against us, which could adversely affect our operating results.

Software products and websites like ours could suffer security and privacy breaches that could harm our customers and us, and adversely impact our reputation and future sales.

Although we believe we have sufficient controls in place to prevent intentional disruptions, we expect to be an ongoing target of attacks specifically designed to impede the performance of our products.  Similarly, experienced software developers may attempt to penetrate our network security or the security of our website and misappropriate proprietary information or cause interruptions of our services.  Because the techniques used to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques.  Our activities could be adversely affected and our reputation and future sales harmed if these intentionally disruptive efforts are successful.

Increased customer demands on our technical support services may adversely affect our relationships with our customers and our financial results.

We offer technical support services with our software.  We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services.  We also may be unable to modify the format of our support services to compete with changes in support services provided by potential competitors or successfully integrate support for our customers. Further customer demand for these services, without corresponding revenues, could increase costs and adversely affect our operating results.  We intend to outsource a substantial portion of our worldwide customer support functions to third-party service providers and our network of system integrators.  If these companies experience financial difficulties, do not maintain sufficiently skilled workers and resources to satisfy our contracts, or otherwise fail to perform at a sufficient level under these contracts, the level of support services to our customers may be significantly disrupted, which could materially harm our relationships with these customers.

Accounting charges may cause fluctuations in our quarterly financial results.

Our financial results may be materially affected by non-cash and other accounting charges, including:

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amortization of intangible assets, including acquired product rights,

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impairment of goodwill,

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stock-based compensation expense, including charges related to our adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, which will materially increase the stock-based compensation expense included in our results of operations, and

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impairment of long-lived assets.

The foregoing types of accounting charges may also be incurred in connection with or as a result of business acquisitions.  The price of our Common Stock could decline to the extent that our financial results are materially affected by the foregoing accounting charges.  Our effective tax rate may increase, which could increase our income tax expense and reduce our net income.  Our effective tax rate could be adversely affected by several factors, many of which are outside of our control, including:

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changes in the relative proportions of revenues and income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates,

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changing tax laws, regulations and interpretations in multiple jurisdictions in which we operate, as well as the requirements of certain tax rulings,

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changes in accounting and tax treatment of stock-based compensation,

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the tax effects of purchase accounting for acquisitions and restructuring charges that may cause fluctuations between reporting periods,

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tax assessments, or any related tax interest or penalties, could significantly affect our income tax expense for the period in which the settlements take place, and

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the price of our Common Stock could decline to the extent that our financial results are materially affected by an adverse change in our effective tax rate.

Fluctuations in our quarterly financial results have affected the price of our Common Stock in the past and could affect our stock price in the future.

Our quarterly financial results have fluctuated in the past and are likely to vary significantly in the future due to a number of factors, many of which are outside of our control and which could adversely affect our operations and operating results. In addition, our acquisition of the stock of Systeam Italy may make it more difficult for us to predict, and securities analysts to develop expectations regarding, our future financial results due to the risks associated with the complexity of our combined business and operations.  If our quarterly financial results or our predictions of future financial results fail to meet the expectations of securities analysts and investors, our stock price could be negatively affected.  Any volatility in our quarterly financial results may make it more difficult for us to raise capital in the future.  Our operating results for prior periods may not be effective predictors of our future performance.

Factors associated with our industry, the operation of our business and the markets for our products may cause our quarterly financial results to fluctuate, including:

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reduced demand for any of our products,

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entry of new competition into our markets,

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competitive pricing pressure,

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our ability to timely complete the release of new or enhanced versions of our products,

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our network equipment providers and system integrators making a substantial portion of their purchases near the end of each quarter,

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cancellation, deferral or limitation of orders by customers,

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fluctuations in foreign currency exchange rates,

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weakness or uncertainty in general economic or industry conditions in any of the multiple markets in which we operate that could reduce customer demand and ability to pay for our products and services,

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political and military instability, which could slow spending within our target markets, delay sales cycles and otherwise adversely affect our ability to generate revenues and operate effectively, and

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budgetary constraints of customers, which are influenced by corporate earnings and government budget cycles and spending objectives.

Our Common Stock price has fluctuated considerably and may not appreciate in value.

The market price of our Common Stock has experienced significant fluctuations in the past and may continue to fluctuate in the future and, as a result, you could lose the value of your investment.  The market price of our Common Stock may be affected by a number of factors, including:

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announcements of quarterly operating results and revenue and earnings forecasts by us that fail to meet or be consistent with our earlier projections or the expectations of our investors or securities analysts,

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announcements by either our competitors or customers that fail to meet or be consistent with their earlier projections or the expectations of our investors or securities analysts,

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rumors, announcements or press articles regarding our operations, management, organization, financial condition or financial statements,

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changes in revenue and earnings estimates by us, our investors or securities analysts,

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accounting charges, including charges relating to the impairment of goodwill,

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announcements of planned acquisitions by us or by our competitors,

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announcements of new or planned products by us, our competitors or our customers,

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gain or loss of a significant customer,

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inquiries by the SEC, NASD, law enforcement or other regulatory bodies,

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acts of terrorism, the threat of war and other crises or emergency situations,

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economic slowdowns or the perception of an oncoming economic slowdown in any of the major markets in which we operate, and

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the stock market in general, and the market prices of stocks of technology companies in particular, have experienced extreme price volatility that has adversely affected, and may continue to adversely affect, the market price of our Common Stock for reasons unrelated to our business or operating results.

Cautionary Language Regarding

Forward-Looking Statements and Industry Data

This Amendment contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Amendment. Important factors that may cause actual results to differ from projections include:

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adverse economic and political conditions around the world,

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inability to raise sufficient additional capital to operate our business,

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unexpected costs and operating deficits, and lower than expected sales and revenue,

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adverse results of any legal proceedings,

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the volatility of our operating results and financial condition,

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inability to attract or retain qualified senior management personnel, including software developers, and

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other specific risks that may be referred to in this Amendment.

All statements, other than statements of historical facts, included in this Amendment regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of our management are forward-looking statements.  When used in this Amendment, the words “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  All forward-looking statements speak only as of the date of this Amendment.  We undertake no obligation to update any forward-looking statements or other information contained herein.  Potential investors should not place undue reliance on these forward-looking statements.  Although we believe that this Amendment is reasonable, we cannot assure potential investors that the plans, intentions or expectations set forth in the Amendment will be achieved.  We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this Amendment.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Information regarding market and industry statistics contained in this Amendment is included based on information available to us that we believe to be accurate.  It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis.  We have not reviewed or included data from all sources, and we cannot assure potential investors of the accuracy or completeness of the data included in this Amendment.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.  We have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.  See “Risk Factors” for a more detailed discussion of uncertainties and risks that may have an impact on our future results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTELLIGENTIAS, INC.

Date: July 6, 2007	By: /s/ Ian Rice
Ian Rice
Chairman and Chief Executive Officer